Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLASMET CORP.
(Name of small business issuer in its charter)

Delaware	3341
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

6 ½ North Second St.	The Corporation Trust Company
Walla Walla, Washington 98362	1209 Orange Street
(509) 526-3491	Wilmington, Delaware 19801
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)

_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling
Shareholders	44,450,000	$0.25	$11,112,500	$436.72

Total	44,450,000	$0.25	$11,112,500	$436.72

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457.

         REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

PLASMET CORP.
44,450,000 Shares of Common Stock

     We are registering for sale by selling shareholders 44,450,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

     The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Federal Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

     Our shares of common stock are not traded anywhere.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

     The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

     We were incorporated on January 9, 2007. On February 9, 2007, we acquired assets of Nuvotec USA, Inc., a Washington corporation in exchange for 250,000 Class A Series A Preferred Stock. Each Class A Series A Preferred share is convertible into 68 shares of common stock. The assets we acquired were comprised of intellectual property and the assumption of liabilities. We also own two reaction chambers, which by applying the technology we acquired from Nuvotec, will allow us to separate gold, silver and other elements from complex ores and concentrates. We intend to purchase ore from unrelated third parties and separate metals from the ore and resell the metals. We have also initiated research into the growth and sale of algae for biodiesel fuel.

     Our principal business is conducting metallurgical research using its patented Induction Coupled Plasma 50Kw melter. We are currently investigating the possibility of producing metallic titanium from titanium oxide concentrate by separating the titanium from the oxygen at very high temperatures within the plasma chamber. We also hold patents on creating syngas from coal, a clean energy technology, as well as pending patents on the production of carbon nanomaterials for the plastics industry using the melter technology.

     Our principal executive office is located at 6 ½ North Second Street, Walla Walla, Washington 98362. Our telephone number is (509) 526-3491. Our industrial facility consists of 23,000 square feet of leased industrial space located at 2345 Stevens Drive, Richland, Washington. Our registered agent for service of process is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Our fiscal year end is December 31.

The offering

     Following is a brief summary of this offering:

Securities being offered by selling shareholders	44,450,000 shares of common stock
Offering price per share	$0.25
Net proceeds to us	None
Number of shares outstanding before the offering	62,950,000
Number of shares outstanding after the offering if all of the
shares are sold	62,950,000 (1)

(1)	Does not include 17,000,000 shares of common stock issuable upon the conversion of 250,000 Class A Series A Preferred shares.

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$1,765,825	$2,106,174
Total Liabilities	$85,553	$73,886
Stockholders Equity	$1,680,272	$2,032,288

	Six Months	Fiscal Year
	Ended	Ended
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$376,632	$585,366
Net Loss	$352,016	$398,273

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with PLASMET CORP.

     1. We have a limited operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

     We were incorporated on January 9, 2007 and have generated third quarter revenue. Therefore, we have a limited operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $750,289 through June 30, 2008. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to acquire ore,

*	our ability to separate gold, silver and other elements from complex ores and concentrates, and

*	our ability to sell the separated metals.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

     2. If we cannot acquire ore, separate metals and sell the separated metals, we will not make a profit which ultimately will result in a cessation of operations.

     We have no ore and we have not sold any metals, as of the date of this prospectus. Even if we acquire the ore, separate the metals and sell the separated metals, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

     3. We are subject to substantial governmental regulation, which could have an adverse affect on our operations.

     Our business is subject to federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations and other matters. Failure to comply, with these regulations, will result in a suspension of our operations or cause us to cease operations entirely.

     4. Federal tax incentives for biodiesel production may be eliminated in the future, which could hinder our ability to operate at a profit.

     The biodiesel industry and our business are assisted by various federal tax incentives, including the excise tax credit included in the EPAct (which expires December 31, 2008). The elimination, expiration or reduction of tax incentives would, based on current market prices, prevent us from being able to sell biodiesel at a price higher than our current cost to produce biodiesel. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for biodiesel would result, which could result in the failure of the business.

     5. The biofuels industry in the United States is currently dependent upon tax policies and environmental regulations that favor the use of biofuels in motor fuel blends. A change in these government policies favorable to biodiesel may cause demand for biodiesel to decline.

     Growth and demand for biodiesel may be driven primarily by federal and state government policies, such as the federal excise tax credit (which expires December 31, 2008) and the national renewable fuels standard. The continuation of these policies is uncertain, which means the demand for biodiesel may decline, if these policies change or are discontinued. In addition, a significant long-term fall in the rate of excise or duties levied on petrodiesel would impact upon the competitiveness and viability of biodiesel.

     6. The biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

     Just about all of our competitors in the biodiesel research market have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources, relative to many of our competitors, may cause us to fail, to anticipate or to respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

     7. Because our officers and directors do not have prior experience in the marketing of products or services, we may have to hire individuals or suspend or cease operations.

     Because our officers and directors do not have prior experience in the marketing of products or services, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations.

     8. Timothy Meehan, our science advisor, is critically important to our success and his loss will negatively affect our operations.

     The loss of the services of Timothy Meehan, our science advisor, will impair our ability to continue operating. We do not have key man insurance.

     9. Our ability to raise capital in the future, if and when needed, may be limited, and could prevent us from executing our business strategy. The sale of additional equity securities would result in further dilution to our stockholders.

     If our capital resources are insufficient to satisfy our liquidity requirements for our operations, we may seek to sell additional equity or convertible securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Bank debt or debt securities would result in increased expenses and could result in covenants that restrict our operations. We may be unable to secure financing in sufficient amounts or on terms acceptable to us, if at all, in which case we may not have the funds necessary to finance our ongoing capital requirements to execute our business strategy.

Risks associated with this offering:

     10. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, which impose additional sales practice requirements on brokers/dealers, who sell our securities in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

     11. FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock.

     Federal Industry Regulatory Authority (FINRA) has adopted rules that require, that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes there is a high probability that speculative low priced securities will not be suitable, for some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

     12. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore you may not be able to resell your shares.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering.  All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

     The price of the shares has been determined by our board of directors. We selected $0.25 as the sale price of our shares of common stock. Currently, there is no market for the shares and we arbitrarily selected $0.25 as a price. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering. However, we currently have 250,000 Class A Series A shares of preferred stock outstanding. Each Class A Series A preferred share is convertible into 68 shares of common stock a the election of the holder. Accordingly, if all 250,000 Class A Series A shares of preferred stock are converted into common stock, an additional 17,000,000 shares of common stock will be issued by us and your stock value, based upon $0.25 per share, will be diluted by approximately $0.06 per share or approximately 22% based upon existing outstanding common stock and common stock equivalents.

PLAN OF DISTRIBUTION

     There are forty-one (41) selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges, as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

     The sales price to the public is the market price as set forth on the Bulletin Board operated by Financial Industry Regulatory Authority or another exchange. The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or broker/dealers, who may act as agent or acquire the common stock as a principal. Any broker/dealer participating in such transactions as agent may receive a commission from the selling shareholders; or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Broker/dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker/dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker/dealer's commitment to the selling shareholders. Brokers/dealers, who acquire shares as principals, may thereafter resell, such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other broker/dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $60,000. The selling shareholders, however, will pay commissions or other fees payable to broker/dealer in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker/dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker/dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed broker/dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

     Of the 62,950,000 shares of common stock outstanding as of September 15, 2008, 18,500,000 shares are owned by our officers and directors, or affiliates thereof, and may only be resold in compliance with Rule 144 of the Securities Act of 1933. We also have 250,000 shares of Class A Series A Preferred Stock, which are convertible into 17,000,000 shares of common stock and are not included in the 62,950,000 outstanding shares of common stock.

     We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs, and it is anticipated that all available cash will be needed for our operations, in the foreseeable future.

BUSINESS

Background

     We were incorporated on January 9, 2007 as a Delaware corporation. On February 9, 2007 we acquired assets of Nuvotec USA, Inc., a Washington corporation in exchange for 250,000 Class A Series A Preferred Stock. Each Class A Series A Preferred share is convertible into 68 shares of common stock. The assets we acquired were comprised of intellectual property and the assumption of liabilities.

PLASMET METAL CONVERSION PROCESS

     We also own two reaction chambers, which by applying the technology we acquired from Nuvotec, will allow us to separate gold, silver and other elements from complex ores and concentrates. We intend to purchase ore from unrelated third parties and separate metals from the ore and resell the metals.

     Among the assets we acquired from Nuvotec were the processes it had developed which utilize its Induction-Coupled Plasma (ICP) Reforming Process units. We own two ICP systems: a small 50-kW power supply system and a larger 600-kW system. Associated with the ICP units are two existing configurations of high temperature reactors. Both reactors were built for waste destruction but have also been used for other processes. The 50-kW system has been tested extensively for the production of Carbon Nano Materials (CNT), and the 600-kW unit has been successfully used for the production of syngas from hydrocarbon fuel streams. We intend to focus initial research efforts on the separation of gold, silver, molybdenum, titanium and other metals from complex ores and concentrates. The mixed salvage waste remaining from the separation has no value.

     We believe, because of the high temperatures achieved in the ICP process (in excess of 10,000 degrees), all metal elements will be converted into a gaseous state. Once this is achieved, we plan to test the recovery of certain elements without some of the problems associated with traditional chemical and pyrometallurgical processes.

     In addition, we acquired the Plasma Energy Recycle and Conversion (PERC) process for effectively treating a variety of waste streams in gaseous, liquid and slurry form. The PERC process represents an environmentally and publicly acceptable alternative to incineration as a means of treating hazardous wastes. The PERC process offers not only the ability to thermally decompose the waste's principal organic hazardous constituents, but in many situations, the potential to convert the waste stream to useful by-products.

     The Plasmet ICP process also provides an alternative method to gasify coal and other hydrocarbon materials for use as fuel in Solid Oxide Fuel Cells (SOFC). The ICP reformer operates in a stable and efficiently as a continuous-feed, gas-phase reaction system with reaction temperatures and fuel compositions that can be tailored to SOFC needs. This ICP system is exceptionally versatile, with operation capabilities as a steam reformer or an auto thermal reformer or a partial oxidation mode. This reformer does not depend on a catalyst bed for operation, it is not fouled by the sulfur or other impurities present in coal or other fuels. The ICP Reforming Process is completely scalable and can support coal gasification power plants economically at large scale.

     We also acquired from Nuvotec two pending patents related to the production of single wall and double wall carbon nanomaterials from the ICP system. Nuvotec's earlier work demonstrated the ability to produce a bulk product containing carbon nanomaterials. We intend to conduct further research in this application with the goal of producing a bulk product for the plastics industry.

Properties

     Our facility consists of 23,000 square feet of leased industrial space located at 2345 Stevens Drive, Richland, Washington. The building, owned by the Port of Benton, has five offices, one reception area, one large conference/general purpose room and an exclusive restroom facilities. We lease the space from the Port of Benton pursuant to a written lease. The term of the lease is one year and the monthly rental is $6,225.

     The general lighting is provided and powered by the Port. Web access is available through two T1 lines or through Verizon Business DSL. The space includes a 2,500-amp, 480-volt electrical system, which supports the Plasmet-owned ICP units located there. Located within the facility is the entire electrical distribution system for the plant, which includes a Square D load center and an Allen Bradley Motor control center.

     There is an infrastructure for various process gases and an instrument air system. The piping is located along the south wall and allows for bulk gas storage outside. Also serving the facility is a 600 g.p.m. cooling water loop that is chilled by a closed loop evaporator/cooler. The electrical, gas piping, and cooling water systems are owned by the Port and are available for the tenant in this space.

     In addition to the ICP units, we have a fabrication shop that consists of welding, plasma cutting and manual machining. The welder is a 300-amp. Miller Tig/stick arc machine and the plasma cutter is a manual unit capable of cutting 2-inch A36 steel. The machine shop consists of a 10" x 50" table, 3 h.p., knee mill and tooling. There is also a 9' x 42' gear head lathe and its associated tooling. In addition, there is an assortment of hand tools and drill presses. The purpose of the machine shop is to keep in-house any ICP upgrades and also to shorten repair time, if there is a part failure.

     We also have, in support of our ICP units, an entire data acquisition system or DAQ. The DAQ is in the process of being upgraded to National Instruments' distributed I/O system which will allow for easy addition of any process added to the facility. We also own the Labview 8.2. Developer Suite, which is a data acquisition and control program. This allows for a great deal of flexible programming for any process or system installed.

     Our process can also reverse oxidation. Reverse oxidation is called “reduction.” Oxidation is a change in the chemical composition of metals as a result of exposure to oxygen. Rust is a primary example of oxidation. By separating elements, we cause reduction to occur.

Nano Technology

     We may also use our process in connection with nanotechnology, which is technology based on the manipulation of individual atoms and molecules to build structures, to complex, atomic specifications. A nanometer is one billionth of a meter (10-9 m) and is the unit of length that is generally most appropriate for describing the size of single molecules. The prefix nano means ten to the minus ninth power, or one billionth. Nanotechnology generally refers to utilization of component structures that are roughly the size of the smallest molecule. Devices with minimum feature sizes less than 100 nanometers (nm) are generally considered to be products of nanotechnology. The basis for nanotechnology is predicated largely on the fact that with respect to such small structures (a) the number of atoms at the surface is larger than the number of atoms in the bulk, and (b) the classical laws of physics are superceded by quantum mechanics. Examples of these phenomena can be found in catalytic converters, whose spongy structure has an enormous surface area, and in resonant tunneling transistors where electrons can literally tunnel through solid barriers. Nanoscale related activities involve the purposeful manipulation of matter at the atomic level via the modalities of chemistry and macromachines (surface probe microscopy equipment). Nanotechnology is expected in the future to have fundamental impacts on a wide range of areas, interests and applications. Under way are applications in molecular computing, specialized materials with unusual properties (shape-changing alloys, synthetic "organic" compounds, superconductive semiconductors, etc.), custom gene construction on demand, and ultra-miniaturized machinery on a cellular and subcellular scale. Commercial applications in nanotechnology and nanoscale-related disciplines abound, according to Nanothink. The superior properties of "nanophase" materials (increased hardness, wear resistance, adhesion, slipperiness) are useful in the manufacture of special bondings, coatings, capsules, catalysts and plastics. The applications derived from these materials are diverse, including microelectronics, automotive components, business machines and even personal care products, such as sunscreens and cosmetics. Operating at the atomic level, companies have constructed unique materials with properties superior to conventional materials. These nanophase materials are expected to be used to manufacture special bondings, coatings, capsules, catalysts and plastics with current commercial applications in microelectronics, automotive components, business machines, and even personal care products. This also encompasses a range of novel nanoscale materials such as organic crystals, high temperature superconductors, and shape changing alloys. Other areas are expected to include supramolecular chemistry, protein engineering, x-ray crystallography and limited aspects of biotechnology (“organic nanotechnology”). These unusual assembled structures are expected to have unique behavioral properties with an increasing array of applications. The use of complex molecular machines (assemblers) capable of reproducing themselves in large numbers and then gathering and positioning other atoms and molecules in desired constructions comprises molecular manufacturing. Almost any chemically stable and specifiable structure (product) can be manufactured to exact specifications and perfect quality and with no waste. Researchers are moving closer to designing computers with the tiniest features possible using a scanning tunneling microscope, or STM. IBM's nanoscale research is already yielding scientific insights into the behavior of very small structures which will allow them to shrink the features on integrated circuits in their computer designs. In the future, developments using STM technology may pave the way for circuits made from atomic or molecular components. Such circuits could be hundreds of times smaller than today's electronic circuits, allowing computer designers to put more processing power onto chips. That, in turn, could lead to smaller, faster, lower-power and even more portable computers. The promise of Nanotechnology has resulted in a proliferation of private and public initiatives designed to support its development. Non-profit organizations such as the Foresight Institute and the Nanotechnology Development Team are furthering nanotechnology education and many universities around the world have established specific programs for nanotechnology research. The Nanotechnology Industry has seen a tremendous increase in players due to recent developments in scientific research. Due to the wide variety of potential applications of Nanotechnology, as well as the diversity of streams from which it is developed, many companies are developing markedly different products and services, from microchips to paint coatings to new industrial processes to biomedical products.

Competition

     We face competition from a number of companies, most of which have greater financial resources.

Insurance

     Currently, we maintain the following insurance coverage: (1) workers compensation coverage on our employees, (2) general liability insurance and (3) Intellectual Property Infringement Abatement Insurance for the pending patent applications for our intellectual property. We feel that we have adequate insurance coverage in place for our current operations. But if we become a party to a liability action that is not covered by our current insurance, we may not have sufficient funds to defend the litigation. If that occurs, a judgment could be rendered against us that could cause us to cease operations.

PLASMET BIODIESEL

     In the first quarter of 2008, we began an extensive research and development effort into the production of biodiesel from naturally occurring blue-green algae. There have been successful results in growing naturally occurring algae.

The Product

     Biodiesel is an alternative fuel that is not derived from petroleum, that has important environmental and economic advantages over petroleum-based diesel (“petrodiesel”). It is derived from renewable agricultural-based resources, including vegetable oils, recycled grease and animal fats, and has significant environmental benefits. According to the Methanol Institute and International Fuel Quality Center, biodiesel is non-toxic and bio-degradable with no emissions of sulfur and significantly lower emissions of particulate matter, carbon monoxide, and hydrocarbons than petrodiesel when burned. According to U.S. Department of Energy studies, the use of 100% biodiesel (B100) results in a 78.5% reduction in carbon dioxide emissions when compared to petrodiesel. Biodiesel is a registered fuel with the Environmental Protection Agency (“EPA”) and is recognized by the Department of Transportation.

     Biodiesel can be blended with petrodiesel, or it can be used entirely on its own (known as B100 fuel, or 100% biodiesel) in diesel engines without major modifications. The diesel engine was originally developed in 1892 by Rudolph Diesel specifically to be run on vegetable oils (his prototypes used peanut oil), and to be more efficient than gasoline engines. In the United States, the most common blends are between 2% to 20% biodiesel (B2 to B20). According to the National Biodiesel Board, most major engine companies have stated formally that the use of blends up to B20 will not void their parts and workmanship warranties.

     Blue-green algae (cyanobacteria) hold much more promise for biodiesel production, with preliminary estimates showing in excess of 5,000 gallons per acre per year in a ½ acre foot of water. Another major advantage is that algae grow in sea water, thus arid land in near proximity to the ocean provide a vast resource of land for producing biodiesel that would have no impact on the production of crops for food.

Optimizing Oil Output

     Studies have shown that in nitrogen or phosphorus rich environments, algae grow at accelerated rates, but with low oil content. Once the environment becomes nutrient poor, the algae produce more oil, up to 50% by weight, but slow in growth. Our initial efforts have focused on the best ways to exploit this behavior to identify the optimal conditions for rapidly growing algae and then inducing the maximum production of oil.

     In the first stages of our experiments, we employed over 60 ten gallon tanks of simulated sea water to test the best, as well as the least costly, sources of fertilizer to optimize the rapid growth of the naturally occurring algae. After evaluating dozens of natural and commercially available fertilizer sources, we have determined that two natural fertilizers which are abundant. They can be provided at a negative cost to a commercial algae production operation and provide the best growth rates for the algae.

     During this first phase of work, a series of “shock” tanks were also set up in order to determine the most efficient way to cause the algae to go from a growth mode into an oil production mode. The Company has also developed a proprietary method for continuous harvest of the algae, which will ultimately result in eliminating the need for a “batch process” of algae growth.

Current Status

     Having completed the initial optimization studies in the 10 gallon tanks, we are in the process of constructing a 100,000 gallon tank, which will allow a much more thorough evaluation of issues regarding algae growth rates, fertilizer feed rates, continuous harvesting, input of fresh sea water, and a variety of other operational issues. We believe that upon completion of this work, we will be prepared to establish a pilot scale commercial algae farm in a suitable arid environment.

The major lessons that we have learned so far include:

1.	Only naturally occurring algae will be suitable for a commercial scale project. Strains developed in the laboratory cannot be counted upon to survive in nature.

2.	TEMPERATURE MATTERS! Once the air temperature drops below 60[o]F, the growth rate of the algae plummets.

3.	Since algae growth is a direct result of photosynthesis, the more exposure of the ponds to direct sunlight, the better.

4.	Nitrogen fertilizer makes a positive impact in algae growth rates.

5.	Capital costs and operating costs must be balanced in order to provide a suitable rate of return and positive energy.

Biodiesel Tax Credit

     Biodiesel’s potential to reduce dependence on foreign petroleum imports in the United States and to support domestic agriculture has prompted the introduction of favorable legislation to encourage its use and production, and to spur investment in the industry. In October 2004, Congress passed a biodiesel tax incentive as part of the American Jobs Creation Act. The incentive allows diesel “blenders,” as registered with the Internal Revenue Service (the “IRS”), to claim an excise tax credit of $1.00 per gallon for biodiesel made from virgin vegetable oil or animal fats, and $0.50 per gallon for biodiesel made from non-virgin oil. This tax credit allows producers of biodiesel to compete effectively with petrodiesel. Originally scheduled to expire at the end of 2006, the tax credit was extended by the Energy Policy Act of 2005 (“EPAct”) to the end of 2008.

Biodiesel Pricing

     The price of biodiesel is closely linked with the price of petrodiesel, which has increased dramatically with the rapid rise in oil prices. As of October 16, 2008, the national average wholesale price of diesel (before tax) was approximately $3.76 per gallon. Because biodiesel is currently eligible for the $1 per gallon federal excise tax credit, it is generally sold at a wholesale price approximately $1 higher than the wholesale price of petrodiesel. Alternatively, a producer of biodiesel who is also registered as a blender may blend the product with petrodiesel, sell the blended diesel (at the wholesale price) and then claim the tax credit directly. We are not yet a blender registered with the IRS.

Market Size

     Biodiesel is a substitute or additive fuel to petrodiesel. As a result, its market is closely tied to that of petrodiesel. Energy Information Administration statistics show that total annual diesel consumption in the United States is approximately 62 billion gallons in 2006. According to the National Biodiesel Board, biodiesel constituted 225 million gallons (or approximately 3.6%) of this amount. Usage has increased significantly over the past several years (only 2 million gallons of biodiesel were produced in the United States in 2000), and biodiesel industry experts expect demand and production to continue to grow rapidly. The National Biodiesel Board has estimated that 500 million gallons of biodiesel were produced in 2007.

     Projections for biodiesel’s growth in the US may have been inspired in part by the success of the industry in Europe, where biodiesel has been used since the early 1990's and has already entered mainstream usage. The Methanol Institute estimates that nearly 6.1 million metric tons of biodiesel were produced in the European Union in 2007, representing approximately 5% of total diesel usage.

Usage Mandates

     Certain states, including Louisiana, Minnesota, Washington and Illinois, have enacted biodiesel usage mandates. For instance, Minnesota’s B2 mandate requires that all diesel sold in the state have a 2% biodiesel blend. According to the Methanol Institute and the International Fuel Quality Center, at least 31 states provide either user or producer incentives for biodiesel (typically in the form of tax incentives), and the number of states considering further affirmative legislation for biodiesel continues to increase.

     The federal government is also introducing regulatory provisions to directly increase the usage of biodiesel. In 2005, the government passed the United States Renewable Fuel Standard, mandating that governmental groups (federal, state and local governments and agencies) use 7.5 billion gallons of alternative fuels by 2012. The EPAct amended and expanded the scope of the Energy Conservation Reauthorization Act of 1998 to include biodiesel as a way to meet the alternative fuel use requirements.

     Furthermore, the EPA recently announced significant reductions in the required emissions certification levels of all on-road diesel engines. Beginning in 2006, sulfur levels in diesel fuel for on-road use were required to be reduced to a maximum of 15 parts per million (ppm), down from then current maximum of 500 ppm. A similar reduction for the off-road market was required in 2007, and for the marine and rail markets in 2008. However, reducing sulfur in diesel to 15 ppm substantially reduces its lubricity, enhancing the need for a lubricity additive. Biodiesel is well-positioned to be this additive. Biodiesel has a much higher lubricity than petrodiesel and contains no sulfur. According to the National Biodiesel Board, a 2% blend of biodiesel can restore the lubricity of “Ultra Low Sulfur” diesel fuel. Nonetheless, there is no guarantee that biodiesel will become a widely-used lubricity additive. Currently, most of the Ultra Low Sulfur diesel fuel sold in the United States does not contain biodiesel.

Insurance Policies

     We do not maintain insurance policies covering pollution liability or officers and directors liability. However, as biodiesel is a new and unique product, it is unclear whether standard insurance policies cover claims arising from the production, use or transport of biodiesel. Furthermore, there can be no assurance that the policy coverage limits are adequate or sufficient in the event of an accident, negligence or an act of God.

Employees; Identification of Certain Significant Employees

     We are a development stage company and currently have five full time employees and two part time employees, along with our officers and directors. We intend to hire additional employees on an as needed basis.

Offices

     Our executive offices are located at 6 ½ North Second Street, Walla Walla, Washington 98362. This is Howard Crosby’s, our president, personal office. We use space at Mr. Crosby’s office space on a rent free basis.

     Our industrial facility office consists of 23,000 square feet of leased industrial space located at 2345 Stevens Drive, Richland, Washington.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

     We are a start-up corporation and have not yet generated or realized any revenues from our current business operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months. We believe that we have adequated funds to maintain our operations for the next twelve months.

Milestones

     Over the next twelve months, we intend to accomplish several milestones for each of the two major initiatives.

     With respect to the biodiesel project, at the end of September 2008, we completed the initial test runs on the outdoor 100,000 gallon pond, to include a measurement of the growth rate of the algae, the measurement of the oil content of the algae, the rate of harvest through the foam fractionator, and the rate of water recycling into the main pond.

     At the end of September 2008, we disassembled the pond and moved the entire operation inside our facility so that the next stage of testing can be conducted indoors during the winter months. (Recall that we have already identified that temperature above 60oF is a must for active algae growth). The budget of $55,000 for this move and setup has already been approved and allocated.

     Work during the 4th quarter of 2008 and first quarter of 2009 will focus on the quenching process, that is, converting the algae from an active, nutrient rich growth phase to a nutrient poor phase that will cause the algae to increase its oil content prior to harvest. This is a critical part of the process that will need to be well understood prior to engaging in a full scale pilot project sometime in the second half of 2009.

     With respect to the ongoing tests for the recovery of titanium from our 50-kW ICP Plasma Unit, we are currently finalizing some testing of injecting rutile concentrate (96% TiO2) into a nitrogen plasma. Initial tests appear very promising that we can produce an output of titanium nitride, which could than be converted to a titanium sponge (commercial product) in an easy and industry standard method. If true, this could save up to 75% of the cost of producing titanium sponge using the standard Kroll Process. (We would not like to disclose the nature of our plasma gas or the fact that we can produce titanium nitride unless we have to!) Results from these tests will be available in the next few weeks.

     Les Petersen, our plant manager, is also in the process of fabricating a new feed system for the ICP unit, which will allow us to feed the rutile concentrate more directly into the plasma. We hope this will give us a longer residence time at high temperature. A longer residence time will improve the kinetics of the reaction, thereby giving us the possibility of using a hydrogen or argon plasma, which would increase production flexibility.

     To reiterate, to the extent that we can successfully break the titanium-oxygen bond (one of the strongest chemical bonds known to exist), and then strip away the oxygen molecule before it can recombine with the titanium molecule, we will have found a revolutionary breakthrough in the production of titanium metal.

     The feed redesign and the ongoing test plan will take another six to eight months to complete.

     The budget for all capital requirements as well as materials and supplies for the next nine months is $250,000 from existing cash.

     Monthly overhead including burdened payroll, rent, utilities, insurance is $45,000 per month. The company currently has cash on hand to meet all of its capital and operating requirements for the next nine months, through June 2009.

Limited operating history; need for additional capital

     There is no historical financial information about our current operations upon which to base an evaluation of our performance. We are in development stage operations and have not generated any revenues from current operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, the possibility that there is a lack of a sales market for our products, and possible cost overruns due to price and cost increases in services and products.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

Inception through June 30, 2008

     Since our inception on January 9, 2007, we have not generated any revenues and have incurred operating loss of $750,289. The expenses for our PlasMet conversion operations are comprised of equipment modifications, consumables, labor, electricity and feed stock for approximately $475,000. The expenses for our biodiesel research are equipment tanks, pumps, sea water, chemical consumables and labor for approximately $175,000.

Research

     With respect to the Plasmet Conversion process, we intend to conduct further research in this application with the goal of producing a bulk product for the plastics industry. We estimate the cost of this research during the next twelve months to be approximately $350,000.

     With respect our biodiesel operations, we intend to conduct further research of growing and selling algae for biodiesel fuel. As of September 2008, we spent approximately $40,000 for the manufacture of additional tanks to grow algae indoors.

Liquidity and capital resources

     We believe that we have enough money to sustain operations for twelve months, but we cannot guarantee we will be able to remain in business. Our key to remaining in business is selling or leasing our equipment to customers, or licensing our technology to customers. If we are unable to successfully attract customers, we may quickly use up our money and will need to find alternative sources of money, like a public offering, a private placement of securities, or loans from our officers and directors or others in order for us to maintain our operations. Our officers and directors are committed to loan us money for our operations, however, there is no legally enforceable agreement in place that would require them to do so. At the present time, we have not made any arrangements to raise additional money. If we need additional money and can't raise it, we will either have to suspend operations until we do raise the money, or cease operations entirely. We believe that the money we have now will allow us to operate for one year. Other than as described in this paragraph, we have no other financing plans.

     As of the date of this report, we have yet to generate revenues from our current business operations.

     As of June 30, 2008, our total assets were $1,765,825, comprised of $832,934 of cash, and $46,968 of intangible assets, net of amortization. Our total liabilities were $85,553, comprised of $85,553 of accounts payable.

     Should we not be able to maintain operations, we will suspend operations until additional capital is available to us, or we will cease operations. Our management has no intention for us, if we cease operations, to negotiation with potential acquisition candidates.

     Since inception, we sold the following securities:

a)

In February 9, 2007 we acquired assets of Nuvotec USA, Inc., a Washington corporation in exchange for 250,000 Class A Series A Preferred Stock. Each Class A Series A Preferred share is convertible into 68 shares of common stock. We issued the shares pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933.

b)

In February 2007, we issued 53,000,000 shares of common stock to 24 persons in consideration of $212,000. The shares were issued pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933.

c)

In August 2007, we completed a private placement of securities and raised gross proceeds of $1,990,000 by selling 9,950,000 restricted shares of common stock at an offering price of $0.20 per shares to 24 individuals in consideration of $1,990,000. We sold the shares pursuant to the exemption from registration contained in Regulation 506 of Regulation D of the Securities Act of 1933.

Recent Accounting Pronouncements

     In May, 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS 163). This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. This Statement requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of this Statement. Except for those disclosures, earlier application is not permitted. The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

     In May, 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 162, “The Heirarchy of Generally Accepted Accounting Principles” (SFAS No. 162). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The sources of accounting principles1 that are generally accepted are categorized in descending order of authority as follows:

a.

FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB

b.	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position

c.

AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics)

d.

Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

     The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

     In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS No. 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments

MANAGEMENT

     Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, age and position of our directors, officers and key employees is set forth below:

Name	Age	Position Held
Howard Crosby	56	President, Principal Executive Officer, Secretary,
		Treasurer, Principal Financial Officer, Principal
		Accounting Officer, and Director
Robert L. Ferguson	75	Director
John Ryan	46	Director
Michael P. Kurtanjek	56	Director
Timothy Meehan,Ph.D.	46	Scientific Advisor
Les Peterson	38	Test and Operations Manager

     Our directors serve until our next annual meeting of the stockholders or until he resigns if earlier. The Board of Directors appoints the officers and their terms of office are at the discretion of the Board of Directors.

     Howard M. Crosby. Mr. Crosby has served as our President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and a Director since inception. Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. Mr. Crosby received a B.A. degree from the University of Idaho. Mr. Crosby is also an officer and director of White Mountain Titanium Corporation, a publicly traded mining exploration company, High Plains Uranium, Inc., a Toronto Stock Exchange listed company, Sundance Diamonds Corporation, Dotson Exploration Company, Gold Crest Mines, Inc., a pink sheet company engaged in mineral exploration, Nevada-Comstock Mining Company (formerly Caledonia Silver-Lead Mines Company), and U.S. Silver Corporation, all of the latter being privately held companies.

     Robert L. Ferguson. Mr. Ferguson has been one of our directors since February 2008. Mr. Ferguson recently founded Columbia Nuclear to pursue nuclear initiatives at Hanford and currently serves as a director on the boards’ of Perma-fix Environmental Services, NeoKinetics, and Vivid Learning Systems. Mr. Ferguson served as CEO and Chairman of the Board of Directors of Nuvotec, Inc. from 1998, until its sale to Perma-fix in June 2007. Mr. Ferguson has over 45 years of management and technical experience in the government and private sectors. He was the president of R.L. Ferguson & Associates, Inc. from 1985 to 1991, until it was acquired by Sciences Applications at which time he served as Corporate VP. His career included being Chairman of the Board for UNC Nuclear Industries, Inc. He was also CEO of the Washington Public Power Supply System, from 1980 to 1983, where he was responsible for the construction of five nuclear power projects, a 750 Mw generation plant and a small hydro-electric project. This 23-billion dollar construction program involved the largest municipal financing in the United States . Prior to this, he served in various roles for the Atomic Energy Commission, the Energy Research and Development Administration and the U.S. Department of Energy from 1961 to 1980. His government career included safety, project management and technical administration of several AEC’s second round demonstration projects, and high energy physics and nuclear research and development projects assigned to Argonne National Laboratory. He also served as Director of the Fast Flux Test Facility Project Office at Hanford and Director of the Office of Nuclear Energy and Deputy Assistant Secretary in Washington , D.C. He began his nuclear career at Hanford with General Electric as a reactor physicist and operations supervisor. Mr. Ferguson was also a board member of British Nuclear Fuels Inc., when it was first founded in the U.S., a board member of The Institute for Nuclear Power Operations, a founder of Columbia Trust Bank and served as President and Chairman of the Tri-City Industrial Development Council. Mr. Ferguson earned his B.S. in Physics from Gonzaga University and is a graduate of the Federal Executive Institute, The Oak Ridge School of Reactor Technology and the U.S. Army Guided Missile School.

     John P Ryan. Mr. Ryan has been one of our directors, since inception. Mr. Ryan has been the Chairman of U.S. Silver Corporation, a Toronto Stock Exchange listed company, since April 2006 and served as Chief Financial Officer of that company from April 2006 until March 2007. Mr. Ryan was Secretary and Chief Financial Officer of High Plains Uranium, from inception on February 2005 to September 2006. Mr. Ryan attended the University of Idaho, where he received a B.S. degree in Mining Engineering and he graduated from Boston College with a Juris Doctor. Mr. Ryan is a former U.S. Naval Officer.

     Michael P Kurtanjek. Mr. Kurtanjek has been one of our directors since June 2007. Mr. Kurtanjek has served as the President of White Mountain Titanium Corporation since February 2004. From 1988 to 1995, he was a mining equity research analyst and institutional salesman with James Capel & Co. and Credit Lyonnais Lang. From 1995 to 2004, a director of Grosvenor Capital Ltd., a private business consulting firm.

Significant Employees

     Timothy Meehan, Ph.D. Dr. Meehan has been our scientific advisor, since July 2008. Dr. Meehan has over 20 years experience in science and engineering, scientific Modeling and IT production. From 2006 to the present, Dr. Meehan has been the Vice President of Advanced Technology for NeoKinetics, Inc. Prior to that, he started as the Vice President of Intellectual Property for Nuvotec, Inc., from 2002 until 2006. Dr. Meehan is graduated from the University of Hawaii with a Ph.D. in Theoretical Chemistry.

     Les Peterson. Mr. Peterson has been our Test and Operations Manager, since February 2007. In such position, he is responsible for all operations conducted within the ICP testing facility. His duties include personnel hiring and also general start up of the facility. From 2000 until 2005, Mr. Peterson was employed by Thermal Conversion Corp. in Richland, Washington, as a Senior Maintenance Technician. In such position, Mr. Peterson was responsible for the design and installation of chilled water systems and all other mechanical systems, including compressed air and compressed gasses serving TCC's ICP processes. Auto Cad layout and design for small parts and full building layout. Responsible for all mechanical systems installation, maintenance, and repair. From June 2005 to December 2006, Mr. Peterson was promoted to the position of Test Facility Manager for Thermal Conversion Corp., a prior subsidiary of Nuvotec, Inc., and was responsible for all systems and personnel pertaining to the Induction Coupled Plasma test facility.

Legal Proceedings

     No Director, or person nominated to become a Director or Executive Officer, has been involved in any legal action involving the Company during the past five years.

Audit Committee Financial Expert

     We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our business operations, at the present time, we believe the services of a financial expert are not warranted.

Audit Committee and Charter

     We do not have a separately-designated audit committee of the board. As a result, our entire board of directors constitutes our audit committee.

Code of Ethics

     We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of our code of ethics is filed as an exhibit to this document.

Disclosure Committee and Charter

     We do not have a disclosure committee or disclosure committee charter.

Section 16(a) of the Securities Exchange Act of 1934

     We are not required to file reports with the SEC pursuant to section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by us to our officers during the last three completed fiscal years. Our fiscal year end is December 31.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Howard Crosby	2008	0	0	0	0	0	0	0	0
President, PEO, PFO	2007	0	0	0	0	0	0	0	0
PAO, Secretary	2006	0	0	0	0	0	0	0	0

     The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is December 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Howard Crosby	0	0	0	0	0	0	0

Robert L. Ferguson	0	0	0	0	0	0	0

John P. Ryan	0	0	0	0	0	0	0

Michael P. Kurtanjek	0	0	0	0	0	0	0

     We do not anticipate paying any salaries in 2008.

     All compensation received by the officers and directors has been disclosed.

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Contracts

     We currently do not have any employment contracts with any of our officers.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans.

Compensation of Directors

     When sufficient resources are available, we plan to pay our directors $5,000 per annum and reimburse them for all expenses related to the performance of their duties as our directors.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR OUR COMMON EQUITY AND RELATED MATTERS

     Our shares are not traded anywhere.

Holders

     As of February 24, 2008, we have 62,950,00 shares issued and outstanding. We estimate that we have approximately forty-eight (48) shareholders.

Dividend Policy

     We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Section 15(g) of the Securities Exchange Act of 1934

     Our company's shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

     We have no equity compensation plans and accordingly we have no shares authorized for issuance under an equity compensation plan.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

			Number of Shares	Percentage of
	Number of	Percentage of	After Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner	Offering	Offering	Sold	Shares are Sold
Howard Crosby [1][2]	7,750,000	12.31%	7,750,000	12.31%
6 ½ North Second St.
Walla Walla, WA 98362

Robert L. Ferguson [1]	0	0.00%	0	0.00%
121 Farwood Ct.
Richland, WA 99352

John P. Ryan [1][3]	7,750,000	12.31%	7,750,000	12.31%
50 Palmetto Bay Road
Hilton Head, SC 29928

Michael P. Kurtanjek [1]
9 Church Lane, Copthorne	1,000,000	0.16%	1,000,000	0.16%
West Sussex RH10 3PT
United Kingdom

Timothy Meehan	1,000,000	0.16%	1,000,000	0.16%
2345 Stevens Drive
Richland, WA 99352

Les Peterson	1,000,000	0.16%	1,000,000	0.16%
2345 Stevens Drive
Richland, WA 99352

All officers, directors and	18,500,000	29.39%	18,500,000	29.39%
key employees as a group
(6 individuals)

2007 Investor Trust [4]	4,000,000	6.35%	0	0.00%
325 Marbridge Road
Wawrence, NY 10804

Road Holdings [5]	7,500,000	11.91%	0	0.00%
245 Trenor Drive
New Rochelle, NY 10804

Manitoup Holdings LLC [5]	7,500,000	11.91%	0	0.00%
9 Brooklyn Drive
Greenwich, CT 06830

Nordlicht, Dahlia & Mark [6]	15,000,000	23.83%	0	0.00%
152 West 57th
54th Floor
New York, NY 10019

2007 Picture Trust [7]	3,500,000	5.56%	0	0.00%
15 Avon Road
New Rochelle, NY 10804

[1]	The persons named above may be deemed to be "parents" and "promoters" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his stock holdings.

[2]

Includes 7,500,000 shares of common stock owned of record by Cork Investments but beneficially owned by Howard Crosby and 250,000 shares of common stock owned of record by Dodson Exploration Company which is jointly owned by Howard Crosby and John Ryan.

[3]

Includes 7,500,000 shares of common stock owned by John Ryan and Nancy Martin, husband and wife and 250,000 shares of common stock owned of record by Dodson Exploration Company which is jointly owned by Howard Crosby and John Ryan.

[4]	David Levy exercises share voting and/or dispositive powers with respect to 2007 Investor Trust.

[5]	Glenn S. Meyers exercises share voting and/or dispositive powers with respect to Manitoup Holding LLC.

[6]	Includes 7,500,000 shares of common stock owned by Road Holdings which Mark Nordlicht exercises share voting and/or dispositive powers with respect thereto.

[7]	Dr. Moshe Wagh exercises share voting and/or dispositive powers with respect to 2007 PictureTrust.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of
	Total Number	Percentage of		shares owned
	of Shares	shares owned	Number of	after the offering
	Owned Prior to	prior to the	shares being	if all shares
Name	the Offering	offering	offered	offered are sold
2007 Investor Trust [1]	4,000,000	6.35%	4,000,000	0%
2007 Picture Trust [2]	3,500,000	5.56%	3,500,000	0%
AMK Realty [3]	125,000	0.20%	125,000	0%
Avon Road Associates [4]	650,000	1.03%	650,000	0%
Berkowitz, Josh	150,000	0.24%	150,000	0%
Binyan Torah, Inc [5]	100,000	0.16%	100,000	0%
BL Cubed, LLC [6]	750,000	1.19%	750,000	0%
Brio Capital [7]	500,000	0.79%	500,000	0%
Chasidim, Beth Hamedrash	250,000	0.40%	250,000	0%
Chesed Congregation of America [8]	1,250,000	1.99%	1,250,000	0%

Cohen, Robert	250,000	0.40%	250,000	0%
Czirr, Jim	1,000,000	1.59%	1,000,000	0%
Daymar Estates (Paul ST) LTD [9]	150,000	0.24%	150,000	0%
Dresden Investments [10]	300,000	0.48%	300,000	0%
East Holdings, LLC [11]	650,000	1.03%	650,000	0%
Egnativ, LLC [12]	1,250,000	1.99%	1,250,000	0%
Elias, Keren M.	250,000	0.40%	250,000	0%
Feder, Chaim	50,000	0.08%	50,000	0%
Forbury, Ltd. [13]	250,000	0.40%	250,000	0%
Franklin, Bruce	50,000	0.08%	50,000	0%
Friedman, Joshua	100,000	0.16%	100,000	0%
Hakodesh, Shekel	625,000	0.99%	625,000	0%
Herron, William L.	500,000	0.79%	500,000	0%
Holland, Wes	375,000	0.60%	375,000	0%
Jedwab, Richard	500,000	0.79%	500,000	0%
Katzoff, Irwin and Judith	125,000	0.20%	125,000	0%
Lerner, Chana	250,000	0.40%	250,000	0%
Lopian, Neomie	300,000	0.48%	300,000	0%
Manitoup Holdings, LLC [14]	7,500,000	11.91%	7,500,000	0%
Marbridge Capital [15]	250,000	0.40%	250,000	0%
Mazel DK, Inc [16]	250,000	0.40%	250,000	0%
Meor Yitzchok, Inc. [17]	250,000	0.40%	250,000	0%
Nordlicht, Dahlia & Mark	7,500,000	11.91%	7,500,000	0%
Perlstein, Judah	750,000	1.19%	750,000	0%
RH Realty Money Purchase Plan [18]	250,000	0.40%	250,000	0%
Road Holdings [19]	7,500,000	11.91%	7,500,000	0%
Signature Global Opportunities [20]	1,000,000	1.59%	1,000,000	0%
Stadtmauer, Richard	750,000	1.19%	750,000	0%
Vineyard Group, LLC [21]	50,000	0.08%	50,000	0%
White River Investment Group [22]	50,000	0.08%	50,000	0%
Wysteria Lane, LLC [23]	100,000	0.16%	100,000	0%

Totals	44,450,000	71.61%	44,450,000	0%

[1]	David Levy exercises share voting and/or dispositive powers with respect to 2007 Investor Trust.

[2]	Dr. Moshe Wagh exercises share voting and/or dispositive powers with respect to 2007 Picture Trust.

[3]	Alex Klein exercises share voting and/or dispositive powers with respect to AMK Realty.

[4]	Dr. Moshe Wagh exercises share voting and/or dispositive powers with respect to Avon Road Associates.

[5]	Mendel Huss exercises share voting and/or dispositive powers with respect to Binyan Torah, Inc.

[6]	Mel Lifshitz exercises share voting and/or dispositive powers with respect to BL Cubed, LLC.

[7]	Shaye Hirsch exercises share voting and/or dispositive powers with respect to Brio Capital.

[8]	Abraham Wolfson exercises share voting and/or dispositive powers with respect to Chesed Congregation of America.

[9]	Marc Engel exercises share voting and/or dispositive powers with respect to Daymar Estates (Paul ST) Ltd.

[10]	Asher Kulbitsek exercises share voting and/or dispositive powers with respect to Dresden Investments.

[11]	Harry Adler exercises share voting and/or dispositive powers with respect to East Holdings, LLC.

[12]	Seth Farbman exercises share voting and/or dispositive powers with respect to Egnativ, LLC.

[13]	Michael Landau exercises share voting and/or dispositive powers with respect to Forbury, Ltd.

[14]	Glenn S. Meyers exercises share voting and/or dispositive powers with respect to Manitoup Holdings, LLC.

[15]	Martin Stern exercises share voting and/or dispositive powers with respect to Marbridge Capital.

[16]	Reuven Dessler exercises share voting and/or dispositive powers with respect to Mazel DK, Inc.

[17]	Mendel Huss exercises share voting and/or dispositive powers with respect to Meor Yitzchok, Inc.

[18]	Ralph Herzka exercises share voting and/or dispositive powers with respect to RH Realty Money Purchase Plan.

[19]	Mark Nordlicht exercises share voting and/or dispositive powers with respect to Road Holdings. Does not include 7,5000,000 shares of common stock owned by Mark & Dahlia Nordlicht, husband and wife.

[20]	Jason Lyons exercises share voting and/or dispositive powers with respect to Signature Global Opportunities.

[21]	Rochel Adler exercises share voting and/or dispositive powers with respect to Vineyard Group, LLC.

[22]	Chana Alder exercises share voting and/or dispositive powers with respect to White River Investment Group.

[23]	Joan Janczewski exercises share voting and/or dispositive powers with respect to Wysteria Lane, LLC.

     Each individual named exercised voting and/or dispositive control powers with respect to the shares owned by him.

     We issued the foregoing 44,450,000 shares of common stock as restricted securities pursuant to the exemption from registration contained in Section 4(2) or Regulation 506 of Regulation D of the Securities Act of 1933. All of the foregoing represented they were accredited investors. To our knowledge, there are no connections, relationships or arrangements between them and any other entities other than as described herein.

     None of the selling shareholders has or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

     None of the selling shareholders is a broker/dealer or an affiliate of a broker/dealer.

Future Sales of Shares

     A total of 62,950,000 shares of common stock are issued and outstanding. All are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 62,950,000 restricted shares outstanding, 44,450,000 shares are being offered for sale by the selling shareholders in this offering.

     Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     The Company is authorized to issue 500,000 shares of Class A preferred stock with a par value of $1.00 per share and 20,000,000 shares of Class B preferred stock 10,000,000 with a par value of $0.001 per share. The Class A and Class B preferred stock is collectively referred to as Preferred Stock. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs. The authorized but un-issued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion have the power to determine the preferences, limitations, and relative rights of each series of Preferred Stock within the limits set forth in the Nevada Business Corporation Act. As of the date of this memorandum, there are 250,000 shares of Class A preferred stock issued and outstanding and there are no outstanding shares of Class B preferred stock. All shares have voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of our directors.

Anti-takeover provisions

     There are no Delaware anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

CERTAIN TRANSACTIONS

     On February 9, 2007, we acquired assets of Nuvotec USA, Inc., a Washington corporation in exchange for 250,000 Class A Series A Preferred Stock. Each Class A Series A Preferred share is convertible into 68 shares of common stock. The assets we acquired were comprised of intellectual property and the assumption of liabilities. In conjunction therewith, Robert Ferguson, one of our directors, received 53,225 shares of our Class A Series A Preferred Stock which is held in trust by Nuvotec Liquidating Trust. Mr. Ferguson was the president of Nuvotec USA, Inc.

     We handle our payroll obligations through a subcontract with Columbia Nuclear, a company owned and controlled and majority owned by Robert Ferguson, one of our directors. We pay Columbia Nuclear approximately $1,000 per month for services related to our payroll. The terms with Columbia Nuclear are no less favorable to Columbia Nuclear than as can be obtained from an independent third party.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements included in this prospectus have been audited for the years ended December 31, 2007 by Williams & Webster, P.S., Certified Public Accountants, Bank of America Financial Center, 601 West Riverside, Suite 1940, Spokane, Washington 99201. Telephone (509) 838-5111.

LEGAL MATTERS

     The Law Office of Conrad C. Lysiak, P.S. 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

     Our unaudited interim financial statements for the period ended June 30, 2008 and our audited financial statements for the year ended December 31, 2007, immediately follow:

PLASMET CORPORATION
BALANCE SHEET

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$832,934	$1,451,045
Lease deposit	4,028	4,028
Prepaid expense	-	10,654
Note receivable	250,000	-
Interest receivable	13,562	-
Total Current Assets	1,100,524	1,465,727

PROPERTY AND EQUIPMENT, NET	305,603	279,269

OTHER ASSETS
Patents, net of accumulated amortization	49,698	51,178
Investments	435,000	310,000
Total Other Assets	484,698	361,178

TOTAL ASSETS	$1,890,825	$2,106,174

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$85,556	$73,886
Total Current Liabilities	85,556	73,886

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock,
Class A, $1.00 par value; 500,000 shares authorized
250,000 shares outstanding	250,000	250,000
Class B, $0.01 par value, 20,000,000 shares authorized
no shares outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized, and 62,950,000 shares issued and outstanding,
respectively	629,500	629,500
Additional paid-in capital	1,551,061	1,551,061
Deficit accumulated during development stage	(625,292)	(398,273)
Total Stockholders' Equity	1,805,269	2,032,288

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,890,825	$2,106,174

The accompanying notes are an integral part of these interim financial statements.

PLASMET CORPORATION
STATEMENTS OF OPERATIONS

							From
							January 9,
		Three Months	Three Months		Six Months	Six Months	2007
		Ended	Ended		Ended	Ended	(Inception) to
		June 30,	June 30,		June 30,	June 30,	June 30
		2008	2007		2008	2007	2008
		(unaudited)	(unaudited)		(unaudited)	(unaudited)	(unaudited)

REVENUES		$-	$-		$-	$-	$-

OPERATING EXPENSES
Amortization and depreciation		14,220	8,498		26,837	12,633	61,791
Professional fees		11,210	1,272		17,357	30,185	77,560
Officers and directors fees		-	-		-	12,000	12,000
Salaries and wages		113,970	59,845		190,457	81,247	410,645
Rent		15,685	17,699		31,370	29,498	94,923
Research and development		39,022	12,529		63,378	13,370	125,567
General and administrative		15,771	25,901		47,236	59,503	179,515
TOTAL OPERATING EXPENSES		209,878	125,744		376,635	238,436	962,001

LOSS FROM OPERATIONS		(209,878)	(125,744)		(376,635)	(238,436)	(962,001)

OTHER INCOME
Interest income		11,900	4,144		24,616	4,144	51,337
Loan fees		-	160,000		125,000	160,000	285,000
Other Income		-	137		-	137	372
TOTAL OTHER INCOME		11,900	164,281		149,616	164,281	336,709

INCOME (LOSS) BEFORE TAXES		(197,978)	38,537		(227,019)	(74,155)	(625,292)

INCOME TAXES		-	-		-	-	-

NET INCOME (LOSS)		$(197,978)	$38,537		$(227,019)	$(74,155)	$(625,292)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$	nil	nil	$	nil	nil

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES
OUTSTANDING, BASIC AND DILUTED		62,950,000	57,550,000		62,950,000	38,941,667

The accompanying notes are an integral part of these interim financial statements.

PLASMET CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY

					Additional			Total
	Preferred Stock		Common Stock		Paid in	Discount on	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Common Stock	Deficit	Equity (Deficit)

Common stock issued for cash
at $0.004 per share			48,500,000	485,000	(291,000)	-	194,000	-

Common stock issued for
services
at $0.004 per share			4,500,000	45,000	(27,000)	-	18,000	-

Common Stock for cash
at $0.20 per share			9,950,000	99,500	1,869,061			1,968,561

Preferred Series A stock issued
for acquisition of assets	250,000	250,000				-	-	250,000

Net loss for period ended
December 31, 2007					-	-	(398,273)	(398,273)

Balance, December 31, 2007	250,000	$ 250,000	62,950,000	$629,500	$ 1,869,061	(318,000)	$(398,273)	$2,032,288

Net loss for period ended
June 30, 2008					-	-	(227,019)	(227,019)

Balance, June 30, 2008	250,000	$ 250,000	62,950,000	$629,500	$ 1,869,061	(318,000)	$(625,292)	$1,805,269

The accompanying notes are an integral part of these interim financial statements.

PLASMET CORPORATION
STATEMENTS OF CASH FLOWS
			From	From
			January 9,	January 9,
	Six Months	Six Months	2007	2007
	Ended	Ended	(Inception) to	(Inception) to
	June 30,	June 30,	June 30,	December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:	$(227,019)	$(74,155)	$(625,292)	(398,273)
Net loss
Stock issued for services	-	18,000	18,000	18,000
Amortization and depreciation	26,837	4,136	61,791	34,954
Loan fees	(125,000)	-	(285,000)	(160,000)
Adjustments to reconcile net (loss) to net cash	-	(4,028)	(4,028)	(4,028)
provided (used) by operating activities:
Decrease (increase) in deposits
Decrease (increase) in prepaids	10,654		-	(10,654)
Decrease (increase) in investments	-		-	-
Decrease (increase) in note receivable	(250,000)		(250,000)
Decrease (increase) in interest receivable	(13,562)		(13,562)
Increase (decrease) in accounts payable	11,670	(2,166)	85,556	73,886
Net cash used by operating activities	(566,420)	(58,213)	(1,012,535)	(446,115)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash advance for note receivable	-	-	(200,000)	(200,000)
Cash paid for patent	(1,599)	(2,199)	(5,156)	(3,557)
Cash paid for equipment purchased	(44,114)	-	(155,958)	(111,844)
Cash paid for leasehold improvements	(5,978)		(5,978)	-
Cash received on note receivable	-	-	50,000	50,000
Net cash used by investing activities	(51,691)	(2,199)	(317,092)	(265,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	3,000	-	-
Proceeds from sale of common stock		194,000	2,162,561	2,162,561
Net cash provided by financing activities	-	197,000	2,162,561	2,162,561

Change in cash	(618,111)	136,588	832,934	1,451,045

Cash, beginning of period	1,451,045	-	-	-

Cash, end of period	$832,934	$136,588	$832,934	1,451,045

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-		$-
Income taxes paid	$-	$-		$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Preferred stock issued for acquisition of equipment and patents	$-	$250,000	$250,000	250,000
Investment received for payment of note receivable	$-	$-	$150,000	150,000

The accompanying notes are an integral part of these financial statements.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – DESCRIPTION OF BUSINESS

Plasmet Corporation, was incorporated on January 9, 2007 in the State of Delaware.

The principal business of the Company is the conducting metallurgical research using its patented Induction Coupled Plasma 50Kw melter. The Company is currently investigating the possibility of producing metallic titanium from TiO2 concentrate by separating the titanium from the oxygen at very high temperatures within the plasma chamber. The Company also holds patents on creating syngas from coal, a clean energy technology, as well as pending patents on the production of carbon nanomaterials for the plastics industry using the melter technology. The business is located in Richland, WA.

In the first quarter of 2008, the Company began an extensive research and development effort into the production of biodiesel from naturally occurring blue-green algae.

The Company’s year-end is December 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of Plasmet Corporation is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements
In May, 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS 163). This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. This Statement requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of this Statement. Except for those disclosures, earlier application is not permitted. The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

In May, 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 162, “The Heirarchy of Generally Accepted Accounting Principles” (SFAS No. 162). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The sources of accounting principles1 that are generally accepted are categorized in descending order of authority as follows:

a.   FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB

b.   FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position

c.   AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics)

d.   Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS No. 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments. The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At June 30, 2008, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share was the same, at the reporting dates, as there were no common stock equivalents outstanding.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at June 30, 2008.

SFAS No. 157, “Fair Value Measurements(“SFAS 157), define fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. The Company has no Level 1 assets or liabilities; and

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

Level 2. Inputs from other than quoted prices in active markets, that are observable either directly or indirectly. The Company has no Level 2 assets or liabilities; and

Level 3. Unobservable inputs in which there is little of no market data, which require the reporting entity to develop its own assumptions. The Company’s Level 3 assets consist of securities in privately held companies; the Company has no Level 3 liabilities.

The following table represents our assets by level measured at fair value on a recurring basis at March 31, 2008.

Description	Level 1	Level 2	Level 3

Assets

Investments	$-	$-	$435,000

The Company has not applied the provisions of SFAS No. 157 to non-financial assets and liabilities that are of a nonrecurring nature in accordance with FASB Staff Position (FSP) Financial Accounting Standard 157-2, Effective Date of FASB Statement No. 157 (FSP 157-2). FSP 157-2 delayed the effective date of application of SFAS 157 to non-financial assets and liabilities that are of a nonrecurring nature until January 1, 2009. FSP 157-2 will not have a material effect on the Company’s financial position, results of operations and cash flows.

Marketable Securities
The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). Under SFAS No. 115, debt securities and equity securities that have readily determinable fair values are to be classified in three categories:

Held to Maturity – the positive intent and ability to hold to maturity. Amounts are reported at amortized cost, adjusted for amortization of premiums and accretion of discounts.

Trading Securities – bought principally for purpose of selling them in the near term. Amounts are reported at fair value, with unrealized gains and losses included in earnings.

Available for Sale – not classified in one of the above categories. Amounts are reported at fair value, with unrealized gains and losses excluded from earnings and reported separately as a component of stockholders’ equity.

At this time, the Company holds securities classified as available for sale. See “Note 5 - Investments” for further details.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2008, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $212,600 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2008. The significant components of the deferred tax asset at June 30, 2008 and December 31, 2007 were as follows:

	June 30,	December 31,
	2008	2007
Net operating loss carryforward	$625,300	$398,000

Deferred tax asset	212,600	135,000
Deferred tax asset valuation allowance	$(212,600)	$(135,000)
	-	-

At June 30, 2008, the Company has net operating loss carryforwards of approximately $625,300, which begin to expire in the year 2027. The above estimates are based upon management’s decisions concerning certain elections which could change the relationship between net income and taxable income. Management decisions are made annually and could significantly vary from the estimates. The change in the allowance account from December 31, 2007 to June 30, 2008 was $77,600.

Property and Equipment
Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. See Note 3.

Reclassification
Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

Research and Development
Research and development expenses are charged to operations as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life, typically 15 years, of the related asset. The Company periodically reviews its capitalized patent costs to assess recoverability based on the projected undiscounted cash flows from operations. Impairments are recognized in operating results when a permanent diminution in value occurs.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation are five to seven years. The following is a summary of property, equipment, and accumulated depreciation:

	June 30,	December 31,
	2008	2007
Equipment	$339,510	$301,180
Office equipment	14,310	8,526
Leasehold improvements	5,978
Total property and equipment	359,798	309,706
Less accumulated depreciation	(54,195)	(30,437)
	$305,603	$279,269

Depreciation and amortization expense for the periods ended June 30, 2008 and December 31, 2007 were $23,758 and $30,437, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 4 - PATENTS

Costs relating to the development and approval of patents, other than research and development costs which are expensed, are capitalized and amortized using the straight-line method over their remaining useful life between 8 to 17 years.

The following is a summary of the costs of patents and patents pending:

		Accumulated
	Cost	Amortization	Net Amount
2007 Activity	$55,695	4,517	$51,178
Balance, December 31, 2007	55,695	4,517	51,178
2008 Activity	1,598	3,079	(1,481)
Balance, June 30, 2008	$57,293	7,596	$49,697

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5 - INVESTMENTS

The Company has invested in various privately held companies. The following summarizes the securities available for sale at June 30, 2008:

	# of		Market
Security	Shares	Cost	Value
Neokinetecs Corporation	2,510,950	$310,000	$310,000
Pangea Pictures Corporation	250,000	$125,000	$125,000

Due to the lack of observable inputs for the Company’s investments, the fair value of securities is based on assumptions developed by the Company.

Agent Science Technologies/Neokinetics Corporation
During the year ended December 31, 2007, the Company loaned Agent Science Technologies a total of $200,000 under two notes, with the two notes the Company received 800,000 shares of Agent Science Technologies common stock as additional consideration. The shares were valued at $0.20 per share based on Agent Science Technologies private placement offering, $160,000 was recorded as loan fees.

On September 21, 2007, Agent Science Technologies wholly owned subsidiary NeoKinetics Corporation, a Nevada corporation, merged with Neokinetics Corporation, a Colorado corporation. Simultaneously with the merger, the $150,000 outstanding note receivable with Agent Science Technologies was transferred to Neokinetic Corporation, Colorado as a subscription agreement, the Company received 750,000 shares of Neokinetic Corporation, Colorado. Pursuant to the merger document the 750,000 shares in NeoKinetic Corporation Colorado, were exchanged for Agent Science Technologies stock at a rate of 2.281266 share, or 1,710,950 shares. Also on September 21, 2007, Agent Science Technologies merged with their wholly owned subsidiary, thus effecting a name change to Neokinetic Corporation, a Nevada corporation. On October 12, 2007, the remaining $50,000 of note receivable was paid in cash by Neokinetic Corporation.

Pangea Pictures Corporation
On January 17, 2008, the Company issued a convertible note receivable to Pangea Pictures Corporation in the amount $250,000. The note bears interest at twelve percent (12%) per annum, and is due on July 17, 2008. The Company received 250,000 shares of common stock of Pangea Pictures Corporation as additional consideration for the note. The shares were valued at $0.50 per share. The share basis was arrived at by dividing the money loaned by the total number of shares received assuming conversion of the note (250,000 additional consideration plus 250,000 upon conversion).

NOTE 6– CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 500,000 shares of Class A preferred stock with a par value of $1.00 and 20,000,000 shares of Class B preferred stock with a par value of $0.10. During the year ended December 31, 2007, the Company issued 250,000 shares of Class A preferred stock in an asset purchase agreement. There are no outstanding shares of Class B preferred stock as of March 31, 2008. See Note 9.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2008

Common Stock
The Company is authorized to issue 200,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in, the Company issued 53,000,000 shares of common stock for a total of $194,000 cash, and $18,000 in services. Additionally, in a private placement the company issued 9,950,000 shares of common stock at $0.20 per share for a total of $1,968,561 cash.

During the period ended June 30, 2008, the Company did not issue any stock.

NOTE 7 – COMMITMENTS

Lease Payments
The Company has an operating lease commitment for its premises. The minimum annual lease commitment for 2008 is $70,794. At June 30, 2008 $35,397 has been expensed.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company handles its payroll obligations through a subcontract with Columbia Nuclear, a company controlled and majority owned by a director of the Company. Management believes that these services are provided on a fair market basis.

The Company issued convertible note receivable to Pangea Pictures Corporation in the amount $250,000. See Note 5.

NOTE 9 - ASSET PURCHASE AGREEMENT

In an asset purchase agreement dated February 9, 2007, the Company acquired certain assets from Nuvotec USA, Inc, for 250,000 shares of the Company’s Class A, Series A Preferred Stock valued at $250,000. The purchase price was allocated as follows:

Equipment	$197,862
Patents	52,138
Total Assets Acquired	$250,000

The above table recognized all of the identifiable assets at their fair market value at February 9, 2007.

Williams & Webster, P.S.
Certified Publics Accountants & Business Consultants

To the Board of Directors and Stockholders
Plasmet Corporation
Richland, WA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Plasmet Corporation as of December 31, 2007, and the related statements of operations, stockholder equity, and cash flows for the period from January 9, 2007 (Inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plasmet Corporation as of December 31, 2007 and the results of its operations and its cash flows for the period from January 9, 2007 (Inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 30, 2008

Bank of America Financial Center 601 W. Riverside. Suite 1940, Spokane, WA 99201 Phone (509) 838-51 II Fax (509) 838-5114		Center for Public Company Audit Finns Private Companies Practice SectionAICPA. WSCPA
williams-webster.com

PLASMET CORPORATION
BALANCE SHEET
December 31,
2007
ASSETS

CURRENT ASSETS
Cash	$1,451,045
Lease deposit	4,028
Prepaid	10,654
Total Current Assets	1,465,727

PROPERTY AND EQUIPMENT, NET OF DEPRECIATION	279,269

OTHER ASSETS
Patent, net of amortization	51,178
Investments	310,000
Total Other Assets	361,178

TOTAL ASSETS	$2,106,174

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$73,886
Total Current Liabilities	73,886

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Preferred stock,
Class A Series A Convertible, $1.00 par value;
500,000 shares authorized, 250,000 shares outstanding	250,000
Class B, $0.01 20,000,000 shares authorized,
no shares outstanding	-
Common stock, $0.01 par value; 200,000,000 shares
authorized, 62,950,000 shares issued and outstanding	629,500
Additional paid-in capital	1,869,061
Discount on common stock	(318,000)
Accumulated deficit	(398,273)
Total Stockholders' Equity	2,032,288

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,106,174

The accompanying notes are an integral part of these financial statements.

PLASMET CORPORATION
STATEMENT OF OPERATIONS
		Period from
		January 9, 2007
		(Inception)
		Through
		December 31,
		2007

REVENUES	$

OPERATING EXPENSES
Amortization and depreciation		34,954
Professional fees		60,203
Officers and directors fees		12,000
Salaries and wages		220,188
Rent		63,553
Research and development		62,189
General and administrative expenses		132,279
Total operating expenses		585,366

LOSS FROM OPERATIONS		(585,366)

OTHER INCOME (EXPENSES)
Other income		372
Interest income		186,721
TOTAL OTHER INCOME (EXPENSES)		187,093

LOSS BEFORE TAXES		398,273

INCOME TAX EXPENSE

NET LOSS		$(398,273)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED		$(0.01)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING,
BASIC AND DILUTED		50,945,833

The accompanying notes are an integral part of these financial statements.

PLASMET CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY

					Additional				Total
	Preferred Stock		Common Stock		Paid-in	Discount on		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Common stock		Deficit	Equity (Deficit)
Common stock issued for cash
at $0.004 per share			48,500,000	$485,000	-	$(291,000)			$194,000

Common stock issued for services
at $0.004 per share			4,500,000	45,000	-	(27,000)			18,000

Common Stock for cash
at $0.20 per share			9,950,000	99,500	1,869,061				1,968,561

Preferred Series A stock issued
for acquisition of assets	250,000	250,000							250,000

Net loss for period ended
December 31, 2007					-			(398,273)	(398,273)

Balance, December 31, 2007	250,000	$ 250,000	62,950,000	$629,500	$ 1,869,061	$(318,000	) $	(398,273)	$2,032,288

The accompanying notes are an integral part of these financial statements.

PLASMET CORPORATION
STATEMENTS OF CASH FLOWS
Period from
January 9, 2007
(Inception)
Through
December 31,
2007

CASH FLOWS FROM OPERATING ACT IVITIES:
Net gain (loss)	$(398,273)
Common stock issued for services	18,000
Amortization and depreciation	34,954
Investment received in lieu of interest income	(160,000)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Decrease (increase) in deposits	(4,028)
Decrease (increase) in prepaids	(10,654)
Increase (decrease) in accounts payable	73,886
Net cash provided (used) by operating activities	(446,115)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
Cash advanced for note receivable	(200,000)
Cash paid for patent	(3,557)
Cash paid for equipment purchased	(111,844)
Cash received on note receivable	50,000
Net cash used by investing activities	(265,401)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,162,561
Net cash provided by financing activities	2,162,561

Net increase (decrease) in cash and cash equivalents	1,451,045

Cash at beginning of period	-

Cash at end of period	$1,451,045

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$-
Interest paid	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Preferred stock issued for acquisition of equipment and patents	$250,000
Investment received for payment of note receivable	150,000

The accompanying notes are an integral part of these financial statements.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1 – DESCRIPTION OF BUSINESS

Plasmet Corporation (“the Company”) was incorporated on January 9, 2007 in the State of Delaware.

The principal business of the Company is conducting metallurgical research using its patented Induction Coupled Plasma 50Kw melter. The Company is currently investigating the possibility of producing metallic titanium from titanium oxide concentrate by separating the titanium from the oxygen at very high temperatures within the plasma chamber. The Company also holds patents on creating syngas from coal, a clean energy technology, as well as pending patents on the production of carbon nanomaterials for the plastics industry using the melter technology.

The Company’s year-end is December 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of Plasmet Corporation, is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements
In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS No. 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments. The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 ("SFAS 160"), “Noncontrolling Interests in Consolidated Financial Statements”, this statement requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions. When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment. Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related Statement 141(R). The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations”, (SFAS No. 141R”). This statement changes the accounting for business combinations. Under this statement, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. This statement changes the accounting treatment and disclosure for certain specific items in a business combination.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing generally accepted accounting principles (GAAP) until January 1, 2009. We expect SFAS No. 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time. The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although earlier adoption is permitted. Management has not determined the effect that adopting this statement would have on the Company’s financial condition or results of operations.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in multiple commercial accounts at major financial institutions. Although the financial institutions are considered creditworthy and have not experienced any losses on their deposits, at December 31, 2007 the Company’s cash balance exceeded Federal Deposit Insurance Corporation (FDIC) limits by $1,303,090.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At December 31, 2007, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same at the reporting dates as there were no common stock equivalents outstanding.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2007.

Investments
The Company's investments consist of nonmarketable equity securities. These investments, for which the Company does not have the ability to exercise significant influence in the underlying company, are accounted for under the cost method of accounting. Dividends and other distributions of earnings, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments, and as of December 31, 2007, these investments were recorded at the lower of cost or estimated net realizable value. See Note 5.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $135,000 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2007. The significant components of the deferred tax asset at December 31, 2007 were as follows:

December 31,
2007
Net operating loss carryforward	$398,000

Deferred tax asset	135,000
Deferred tax asset valuation allowance	$(135,000)

At December 31, 2007, the Company has net operating loss carryforwards of approximately $398,000, which expire in the year 2027. The above estimates are based upon management’s decisions concerning certain elections which could change the relationship between net income and taxable income. Management decisions are made annually and could significantly vary from the estimates.

Property and Equipment
Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. See Note 3.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Research and Development
Research and development expenses are charged to operations as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life, typically 15 years, of the related asset. The Company periodically reviews its capitalized patent costs to assess recoverability based on the projected undiscounted cash flows from operations. Impairments are recognized in operating results when a permanent diminution in value occurs.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation are five to seven years. The following is a summary of property, equipment, and accumulated depreciation:

December 31,
2007
Equipment	$301,180
Office equipment	8,526
Total property and equipment	309,706
Less accumulated depreciation	(30,437)
$279,269

Depreciation expense for the period ended December 31, 2007 was $30,437. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 4 - PATENTS

Costs relating to the development and approval of patents, other than research and development costs which are expensed, are capitalized and amortized using the straight-line method over their remaining useful life between 8 to 17 years.

The following is a summary of the costs of patents and patents pending:

		Accumulated	Net
	Cost	Amortization	Amount
2007 Activity	$55,695	4,517	$51,178
Balance, December 31, 2007	$55,695	4,517	$51,178

NOTE 5 - INVESTMENTS

The Company has invested in various privately held companies. The following summarizes the investments held at December 31, 2007:

	# of		Market
Security	Shares	Cost	Value
Neokinetecs Corporation	2,510,950	$310,000	$310,000

Agent Science Technologies/Neokinetics Corporation
During the year ended December 31, 2007, the Company loaned Agent Science Technologies a total of $200,000 under two notes, with the two notes the Company received 800,000 shares of Agent Science Technologies common stock as additional consideration. The shares were valued at $0.20 per share based on Agent Science Technologies private placement offering, $160,000 was recorded as loan fees.

On September 21, 2007, Agent Science Technologies wholly owned subsidiary NeoKinetics Corporation, a Nevada corporation, merged with Neokinetics Corporation, a Colorado corporation. Simultaneously with the merger, the $150,000 outstanding note receivable with Agent Science Technologies was transferred to Neokinetic Corporation, Colorado as a subscription agreement, the Company received 750,000 shares of Neokinetic Corporation, Colorado. Pursuant to the merger document the 750,000 shares in NeoKinetic Corporation Colorado, were exchanged for Agent Science Technologies stock at a rate of 2.281266 share, or 1,710,950 shares. Also on September 21, 2007, Agent Science Technologies merged with their wholly owned subsidiary, thus effecting a name change to Neokinetic Corporation, a Nevada corporation. On October 12, 2007, the remaining $50,000 of note receivable was paid in cash by Neokinetic Corporation

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 6– CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 500,000 shares of Class A preferred stock with a par value of $1.00 and 20,000,000 shares of Class B preferred stock with a par value of $0.10. As of December 31, 2007, the Company issued 250,000 shares of Class A preferred stock in an asset purchase agreement. There are no outstanding shares of Class B preferred stock as of December 31, 2007. See Note 9.

Common Stock
The Company is authorized to issue 200,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in, the Company issued 53,000,000 shares of common stock for a total of $194,000 cash, and $18,000 in services. Additionally, in a private placement the company issued 9,950,000 shares of common stock at $0.20 per share for a total of $1,968,561 cash.

NOTE 7 – COMMITMENTS

Lease Payments
The Company has an operating lease commitment for its premises. The minimum annual lease commitment for 2007 is $70,794.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company handles its payroll obligations through a subcontract with Columbia Nuclear, a company controlled and majority owned by a director of the Company. Management believes that these services are provided on a fair market basis.

NOTE 9 - ASSET PURCHASE AGREEMENT

In an asset purchase agreement dated February 9, 2007, the Company acquired certain assets from Nuvotec USA, Inc, for 250,000 shares of the Company’s Class A, Series A Preferred Stock valued at $250,000. The purchase price was allocated as follows using fair market value considerations:

Equipment	$197,862
Patents	52,138
Total Assets Acquired	$250,000

PLASMET CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 10 – SUBSEQUENT EVENTS

On January 17, 2008, the Company issued a convertible note receivable to Pangea Pictures Corporation in the amount $250,000. The note bears interest at twelve percent (12%) per annum, and is due on July 17, 2008. The Company received 250,000 shares of common stock of Pangea Pictures Corporation as additional consideration for the note. The shares were valued at $0.50 per share. The share basis was arrived at by dividing the money loaned by the total number of shares received assuming conversion of the note (250,000 additional consideration plus 250,000 upon conversion).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$436.72
Printing Expenses	$0.00
Accounting/administrative Fees and Expenses (1)	$19,563.28
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses (2)	$40,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$60,000.00

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 7 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form S-1 registration statement.

2.	Delaware Revised Statutes, Title 8, Section 145

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)

In February 9, 2007 we acquired assets of Nuvotec USA, Inc., a Washington corporation in exchange for 250,000 Class A Series A Preferred Stock. Each Class A Series A Preferred share is convertible into 68 shares of common stock. We issued the shares pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933.

b)

In February 2007, we issued 53,000,000 shares of common stock to 24 persons in consideration of $212,000. The shares were issued pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933.

c)

In August 2007, we completed a private placement of securities and raised gross proceeds of $1,990,000 by selling 9,950,000 restricted shares of common stock at an offering price of $0.20 per shares to 24 individuals in consideration of $1,990,000. We sold the shares pursuant to the exemption from registration contained in Regulation 506 of Regulation D of the Securities Act of 1933.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENTS

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
10.1	Agreement for Purchase of Equipment.
10.2	Lease Agreement with Port of Benton.
10.3	Amended Lease Agreement.
14.1	Code of Ethics.
23.1	Consent of Williams & Webster, P.S., Independent Public Accountants.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.

ITEM 17.     UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is subject to Rule 430C (§§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Walla Walla, Washington on this 21st day of October, 2008.

PLASMET CORP.

BY:   HOWARD CROSBY
         Howard Crosby
         President, Principal Executive Officer,
         Principal Financial Officer and Principal
         Accounting Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Howard Crosby, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

HOWARD CROSBY	Director	October 21, 2008
Howard Crosby

ROBERT L. FERGUSON	Director	October 20, 2008
Robert L. Ferguson

JOHN P. RYAN	Director	October 18, 2008
John P. Ryan

MICHAEL P. KURTANJEK	Director	October 21, 2008
Michael P. Kurtanjek

EXHIBIT INDEX

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
10.1	Agreement for Purchase of Equipment.
10.2	Lease Agreement with Port of Benton.
10.3	Amended Lease Agreement.
14.1	Code of Ethics.
23.1	Consent of Williams & Webster, P.S., Independent Public Accountants.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.